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Exhibit 10.2

EMPLOYMENT AGREEMENT

        Agreement, made this 12th day of March, 2004, between Crown Media International, LLC, a Delaware limited liability company, with offices at 6430 South Fiddlers Green Blvd., Greenwood Village, CO 80111 or its permits assigns ("Employer") and Jeff Henry ("Employee").

WITNESSETH:

        WHEREAS, Employer desires to retain the services of Employee and Employee desires to be employed by Employer upon the terms and conditions set forth:

        NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

        1.     Employment and Duties.

          (a)   Effective July 17, 2004 (the "Effective Date"), Employer hereby continues to employ Employee and Employee hereby agrees to continue to serve as Managing Director and Chief Executive of Crown Media International, Europe, Middle East and Africa, as well as the Chief Executive of Crown Entertainment Limited. (This position is also referred to as "Chief Executive, The Hallmark Channel, UK & EMEA'). Employee will also continue to serve in such other related capacities as shall be designated from time to time by Employer. Employee shall continue to report to both to the President and Chief Executive Officer of Crown Media Holdings, Inc. and to the President and Chief Executive Officer of Crown Media International, LLC with respect to his duties as Chief Executive Officer of Crown Entertainment Limited and to the President and Chief Executive Officer of Crown Media International, LLC with respect to his duties in the remainder of Europe, Middle East and Africa. Employee agrees to perform such services as are consistent with Employee's position. Employee shall use his best efforts to promote the interests of Employer and shall devote his full business time, energy and skill exclusively to the business and affairs of Employer during the "Term" (as "Term" is defined in Paragraph 2 below).

          (b)   During the course of Employee's employment hereunder, Employer may utilize subsidiary production companies for the development of specific programming, properties or projects. Employer shall have the right to loan or make available, without additional compensation to Employee, Employee's services as an officer or director of any subsidiary or affiliate of Employer or its subsidiaries or parent company or to perform services for any programming, property or project owned or controlled by Employer or any such parent or subsidiary, provided, that his duties as an officer of any such parent or subsidiary shall be consistent with his duties hereunder. Employee further agrees that all the terms of this Employment Agreement shall be applicable to Employee's services for each such parent or subsidiary.

        2.     Term of Employment. The term of Employee's employment ("Term") with Employer shall commence on the Effective Date and shall end on July 17, 2007 unless terminated earlier as is provided in Paragraph 8 of this Agreement or extended by mutual agreement of the parties. Employer shall inform Employee in writing at least six (6) months prior to the end of the Term if Employer wishes to extend the Term and if so upon what terms. If Employee wishes to extend the Term the parties shall negotiate such extension in good faith, such negotiations to be completed at least three (3) months prior to the end of the Term.

        3.     Compensation.

          (a)   Salary. As compensation for Employee's services hereunder, Employer shall pay to Employee a salary at the rate of £U.K. 341,850 per year during the first year of the Term. During the second and third years of the Term, Employee's salary shall be increased over the salary in effect during the prior twelve month period by the greater of (i) 5% or (ii) the increase of the

  U.K. Retail Prices Index ("RPI") as compared to the RPI as of the first day of such prior twelve month period. Such salary shall be paid biweekly, in arrears.

          (b)   Bonuses. After the end of each calendar year during the Term and upon completion of the Term, Employee will be paid such bonus as Employer in its discretion determines, provided that Employer shall pay Employee an annual bonus of no less than 20% of his then annual salary rate in effect at the end of such calendar year (pro rated for partial years). Bonus payments shall be made on the date on which bonuses are paid to employees of Employer in general, but not later than three months after the end of calendar year for which the bonus is payable. Employer may, in its sole and absolute discretion, pay Executive additional bonuses.

          (c)   Withholding. All payments of salary shall be made in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer. Employer shall be entitled to deduct from each payment of compensation (including salary and bonus) to Employee such items as are required under applicable law.

          (d)   Expenses. During the Term, Employer shall pay or reimburse Employee on an accountable basis for all reasonable and necessary out-of-pocket expenses for entertainment, travel (including first class commercial air travel, or if first class air travel is not available, on a best available commercial basis), meals, hotel accommodations and other expenditures incurred by Employee in connection with Employee's services to Employer in accordance with Employer's expense account policies for its executive personnel or with the approval of the Chief Executive Officer of Employer.

          (e)   Fringe Benefits. During the Term, Employee shall be entitled to receive the following fringe benefits: (i) an allowance of £U.K. 1,000 per month for an automobile, (ii) group medical, dental, life and disability insurance as per Employer policy from time to time for comparable executives of Employer and/or Crown Media Holdings, Inc., (iii) participation in any pension plan for the UK employees of Employer or of Crown Entertainment Limited and (iv) any other fringe benefits on terms that are or may become available generally to comparable executives of Employer and/or Crown Media Holdings, Inc., including five weeks paid vacation. Employee's level of participation in any Employee plan will be subject to Employer's discretion, but shall be at least at a level consistent with other comparable executives of Employer and/or Crown Media Holdings, Inc.

          (f)    Incentive Compensation. Employee will be entitled to participate in any employee stock option, Restricted Stock Unit or other incentive plans on terms consistent with other senior executives of Crown Media Holdings, Inc. who are at comparable levels of compensation and responsibilities.

        4.     Place of Employment. During the Term, Employee shall be required to perform Employee's duties at the principal office of Employer or at such other principal location of Employer in the United Kingdom (or such other location as may be mutually agreeable to Employer and Employee), and Employee shall undertake all reasonable travel required by Employer in connection with the performance of Employee's duties hereunder.

        5.     Confidentiality, Intellectual Property; Name and Likeness.

          (a)   Employee agrees that Employee will not during the Term or thereafter divulge to anyone (other than Employer (and its executives, representatives and employees who need to know such information) or any persons designated by Employer) any knowledge or information of any type whatsoever designated or treated as confidential by Employer relating to the business of Employer or any of its parent, subsidiaries or affiliates, including, without limitation, all types of trade secrets, business strategies, marketing and distribution plans as well as concrete proposals, plans, scripts, treatments and formats described in subparagraph (b) below. Employee further agrees that

  Employee will not disclose, publish or make use of any such knowledge or information of a confidential nature (other than in the performance of Employee's duties hereunder) without the prior written consent of Employer. This provision does not apply to information which becomes available publicly without the fault of Employee or information which Employee discloses in confidence to his own privileged representatives or is required to disclose in legal proceedings, provided Employee gives advance notice to the General Counsel of Crown Media Holdings, Inc. and an opportunity to Employer to resist such disclosure in legal proceedings.

          (b)   During the Term, Employee will disclose to Employer all concrete proposals, plans, scripts, treatments, and formats invented or developed by Employee during the Term which relate directly or indirectly to the business of Employer or any of its subsidiaries or affiliates including, without limitation, any proposals and plans which may be copyrightable, trademarkable, patentable or otherwise exploitable. Employee agrees that all such proposals, plans, scripts, treatments, and formats are and will be the property of Employer. Employee further agrees, at Employer's request, to do whatever is necessary or desirable to secure for the Employer the rights to said proposals, plans, scripts, treatments, and formats, whether by copyright, trademark, patent or otherwise and to assign, transfer and convey the rights thereto to Employer at Employer's expense.

          (c)   Employer shall have the right in perpetuity to use Employee's name reasonably in connection with credits for programming, properties and projects for which Employee performs any services.

        6.     Employee's Representations. Employee represents and warrants that:

          (a)   Employee has the right to enter into this Agreement and is not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent Employee from performing Employee's duties and obligations hereunder;

          (b)   To the best of Employee's knowledge. Employee is not subject to any undisclosed medical condition which might have a material effect on Employee's ability to perform satisfactorily Employee's services hereunder.

        7.     Non-Competition; No Raid.

          (a)   During the Term, Employee shall not engage directly or indirectly, whether as an employee, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which interferes with any of his duties or obligations hereunder or which is directly competitive with the business of the Employer or its subsidiaries, including but not limited to the production. distribution or any other exploitation of audiovisual television material.

          (b)   Employee further agrees that during the Term and for a period of one year thereafter, Employee will not employ, or knowingly attempt to employ or assist anyone else to employ, any person who Employee knows or reasonably should know is, at the date of termination of Employee's employment, working as an officer, policymaker or in high-level creative development or distribution (including without limitation executive employees) for or rendering substantially full-time services as such to Employer or Crown Media Holdings, Inc.

        8.     Termination.

          (a)   This Agreement may be terminated and the Term ended on five (5) business days' written notice for any one of the following reasons (except (i) in which case termination shall occur on the date of death):

            (i)    The death of Employee;

            (ii)   The physical or mental disability of Employee to such an extent that Employee is unable to render services to Employer for a period exceeding an aggregate of thirty

    (30) business days during any twelve month period of the Term. For purposes of counting the aggregate of thirty (30) business days, days properly designated by Employee as vacation days shall not be counted;

            (iii)  For "cause," which for purposes of this Agreement shall be defined as:

              (A)  the use of drugs and/or alcohol which interfere materially with Employee's performance of Employee's services under this Agreement;

              (B)  Employee's conviction of any act which constitutes a felony under federal, state or local laws or the law of any foreign country;

              (C)  Employee's persistent failure after written notice to perform, or Employee's persistent refusal to perform after written notice, any of Employee's duties and responsibilities pursuant to this Agreement; or

              (D)  Employee's dishonesty in non-trivial financial dealings with or on behalf of Employer, its subsidiaries, affiliates and parent corporation or in connection with performance of his duties hereunder.

          (b)   Employer shall also have the right to terminate Employee prior to the expiration of the Term in addition to pursuant to Paragraph 8(a) above by providing Employee with not less than ninety (90) days advance notice in writing. In the event of a termination pursuant to this Paragraph 8(b), the Employer shall pay to the Employee in a lump sum (but subject to Paragraph 3(c)), the remaining amounts described in Paragraph 3(a) above for the balance of the Term, discounted at a reasonable discount rate to present value at the time of payment. If Employer terminates Employee under this Paragraph 8(b), Paragraph 7 shall not apply from the date of termination.

          (c)   In the event that Employer terminates this Agreement due to any of the reasons set forth in Paragraphs 8(a)(i), 8(a)(ii) or 8(a)(iii)(A-D) above, Employee shall be paid Employee's salary through the later of the expiration of the five (5) business days period referred to in Paragraph 8(a) or the end of the month in which the termination event occurs, after which Employer's obligation to pay salary to Employee shall terminate. After making the payments provided for in this sub-paragraph (c), Employer shall have no further obligations to Employee pursuant to this Agreement.

          (d)   Upon termination of this Agreement, Employee shall promptly return all of Employer's property to Employer.

          (e)   Upon termination of Employee's employment for any reason, Employee shall tender Employee's resignation from the Board of Directors of any of Employer's subsidiaries or affiliates on which Employee is serving, and Employer shall accept such resignation forthwith.

        9.     Breach; Remedies. Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and extraordinary in character, and that in the event of the breach by Employee of the terms and conditions of this Agreement, Employer shall be entitled, inter alia, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, and to seek to enforce the specific performance thereof by Employee, and/or to seek to enjoin Employee from performing services for any other person, firm or corporation. The parties further stipulate that the law of Colorado shall apply to any dispute of action regarding this Agreement.

        10.   Assignment. This Agreement is a personal contract and, except as specifically set forth herein, the rights, interests and obligations of Employee herein may not be sold, transferred, assigned, pledged or hypothecated, although he may assign or use as security payments due hereunder from Employer.

The rights and obligations of Employer hereunder shall bind in their entirety the successors and assigns of Employer, although Employer shall remain fully liable hereunder. As used in this Agreement, the term "successor" shall include any person. firm, corporation or other business entity which at the time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Employer.

        11.   Amendment; Captions. This Agreement contains the entire agreement between the parties. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement. If any clause in this Agreement is found to be unenforceable, illegal or contrary to public policy, the parties agree that this Agreement shall remain in full force and effect except for such clause.

        12.   Prior Agreements. This Agreement supersedes and terminates all prior agreements between the parties relating to the subject matter herein addressed, and sets out the full agreement between the parties concerning its subject matter. Notwithstanding the foregoing, it is understood that this Agreement will take effect only on the Effective Date and until that date, the previous employment agreement dated June 1, 2000, as amended, between the parties will continue in full force and effect.

        13.   Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed effective when delivered in person or. if mailed, by registered or certified mail, return receipt requested, in which case the notice shall be deemed effective on the date of deposit in the mails, postage prepaid, addressed to Employee at the address for Employee appearing in Employer's records and, in the case of Employer, addressed to its Chief Executive Officer at the address first written above. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

        14.   Periods of Time. Whenever in this Agreement there is a period of time specified for the giving of notices or the taking of action, the period shall be calculated excluding the day on which the giver sends notice and excluding the day on which action to be taken is actually taken.

        15.   Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one instrument.

        IN WITNESS WHEREOF, Employer has by its appropriate officer signed this Agreement and Employee has signed this Agreement as of the day and year first above written.

CROWN MEDIA INTERNATIONAL, LLC
By	/s/ DAVID EVANS
Title	President and CEO
EMPLOYEE
/s/ JEFF HENRY Jeff Henry

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